Exhibit 99.1

Media Contact: Michael Polzin, 847-914-2925
Investor Contact: Rick Hans, CFA, 847-914-2385
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 5.5 PERCENT EARNINGS INCREASE
AND RECORD SALES IN FIRST QUARTER 2008

•	Diluted earnings per share increase to 46 cents from last year’s 43 cents
•	Cost controls slow growth in expenses, despite a record 169 new store openings

DEERFIELD, Ill., Dec. 21, 2007 – Walgreens (NYSE, NASDAQ: WAG) today announced record sales and earnings for the first quarter of fiscal year 2008.

Net earnings for the quarter ended Nov. 30 were up 5.5 percent to $456 million or 46 cents per share (diluted), from $432 million or 43 cents per share (diluted) in the same quarter a year ago.

Sales for the first quarter increased 10.4 percent to a record $14.0 billion. Total sales in comparable stores (those open more than a year) were up 5.4 percent in the quarter, while front-end comparable drugstore sales rose 4.6 percent in the quarter.

Prescription sales, which accounted for 66.1 percent of sales in the quarter, climbed 11.1 percent. Prescription sales in comparable stores rose 5.9 percent in the quarter, while the number of prescriptions filled in comparable stores increased 3.7 percent. Third party plans now account for 95.1 percent of all prescription sales.

The company faced a tough comparison with the year-ago quarter’s 24.9 percent earnings increase, which resulted in part from the introductions of blockbuster generic versions of name brand drugs Zocor and Zoloft, and an influx of pharmacy patients after last year’s introduction of the Medicare Part D drug benefit.

To counter last year’s strong increase in gross profit dollars generated by generic introductions, the company focused on aggressively managing expenses, including store salaries. Selling, general and administrative expense dollars in the current quarter increased 9.5 percent over last year’s first quarter, less than the 10.4 percent sales increase. Meanwhile, gross profit dollars increased 9.3 percent in the quarter, slower than the year-ago quarter’s 19.1 percent increase that was aided by generic drug introductions.

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“We brought stronger expense discipline into play across the company, while making investments that will build and enhance our competitive position,” said Walgreens Chairman and CEO Jeffrey A. Rein. “Our store managers and corporate folks did an excellent job of controlling expenses this quarter. We also improved advertising efficiencies while maintaining our weekly sales promotions at a comparable level.”

SG&A expenses as a percent to sales decreased 19 basis points versus the year-ago quarter to 22.66, primarily helped by lower legal, insurance and store closing costs. Meanwhile, gross profit margins dropped 29 basis points to 27.85. Lower-priced generic drugs helped increase pharmacy gross profit margins, but that benefit was offset by an overall shift toward the pharmacy business, which carries lower margins than front-end merchandise. Margins on the front end decreased as a result of a shift in mix toward lower margin items.

Walgreens opened a first-quarter record 169 new stores compared to 143 store openings in the year-ago quarter, for a net increase of 142 stores after relocations and closings. The company plans to open 550 new stores during fiscal 2008, for a net increase after relocations and closings of more than 475 stores. At Nov. 30, Walgreens operated 6,139 stores in 49 states and Puerto Rico, including 76 Happy Harry’s stores in Delaware and surrounding states.

“We’ve built a remarkable record of successful organic growth over the last 10 years, building more than 4,400 drugstores from the ground up while closing only six because of poor sales,” said Rein. “To meet the growing needs of an aging population, we are targeting store expansion that will increase our square footage at a rate of about 8 percent per year through fiscal 2009 and beyond. We’ll exceed our goal of operating 7,000 stores in 2010, and we see long-term potential for approximately 13,000 stores in the U.S.”

Walgreens has increased its store count by more than 1,500 since the end of fiscal 2004 and during that same time has seen its share of the retail prescription market increase from 14 percent to more than 17 percent today.

In front-end sales, Walgreens increased its market share during the most recently reported 52-week period in 59 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.

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“We’re seeing especially strong sales among our private-brand products as the economy softens and consumers search for more value,” said Walgreens President Gregory D. Wasson.

The company is expanding its Take Care Health Clinics, which are walk-in health care centers staffed by nationally certified and state licensed nurse practitioners and physician assistants who treat patients 18 months and older for common illnesses. Take Care Health Systems, a wholly owned subsidiary of Walgreens, manages 119 convenient care clinics inside Walgreens stores in 15 cities across 11 states. More than 400 Take Care Health Clinics are expected to be in operation by the end of calendar 2008.

Wasson said, “Not only do these clinics reduce health care costs, provide greater access to the health care system and bring new patients into our stores, they also will be our platform for additional health care services such as immunizations and wellness programs.

“Our prime locations provide 6,000 points of care – our biggest asset and one that can’t be easily replicated. For us, the sweet spot for future growth is where health care needs converge with these convenient locations.”

Walgreens will hold a one-hour conference call to discuss the quarter’s results beginning at 8:30 a.m. eastern time today, Dec. 21. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for three months after the call.

The replay also will be available from 11:30 a.m. eastern time, Dec. 21, through Dec. 28. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 9564357.

This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,	Percent
	2007	2006	Change

Net sales	$14,027.9	$12,708.5	10.4%

Costs and Deductions:
Cost of sales	10,121.1	9,132.9	10.8
Selling, general and administrative expenses	3,179.0	2,903.7	9.5
	13,300.1	12,036.6	10.5
Other Income:
Interest income, net	0.4	10.6	(96.2)

Earnings before income tax provision	728.2	682.5	6.7
Income tax provision	272.7	250.8	8.7
Net earnings	$455.5	$431.7	5.5
Net earnings per common share:
Basic	$.46	$.43	7.0
Diluted	$.46	$.43	7.0

Dividends declared	$.0950	$.0775	22.6

Average shares outstanding	991.3	1,005.2
Dilutive effect of stock options	6.2	8.2
Average shares outstanding assuming dilution	997.5	1,013.4

	Percent to Sales
	2007	2006

Net sales	100.0%	100.0%

Costs and Deductions:
Cost of sales	72.1	71.9
Selling, general and administrative expenses	22.7	22.8
	94.8	94.7
Other Income:
Interest income, net	-	0.1

Earnings before income tax provision	5.2	5.4
Income tax provision	2.0	2.0
Net earnings	3.2	3.4

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions, Except Shares and Per Share Amounts)

	November 30,	November 30,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$295.1	$669.7
Short term investments - available for sale	-	99.7
Accounts receivable, net	2,247.0	2,304.3
Inventories	7,552.9	6,998.8
Other current assets	240.1	228.9
Total Current Assets	10,335.1	10,301.4
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	8,497.4	7,203.1
Goodwill	1,066.2	167.2
Other non-current assets	576.9	354.3
Total Assets	$20,475.6	$18,026.0
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$1,166.5	$-
Trade accounts payable	4,106.6	4,552.3
Accrued expenses and other liabilities	2,094.4	1,800.6
Income taxes	177.9	245.8
Total Current Liabilities	7,545.4	6,598.7
Non-Current Liabilities:
Deferred income taxes	106.5	107.7
Other non-current liabilities	1,333.6	1,165.1
Total Non-Current Liabilities	1,440.1	1,272.8

Shareholders' Equity	11,490.1	10,154.5

Total Liabilities and Shareholders' Equity	$20,475.6	$18,026.0

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Three Months Ended
	November 30,	November 30,
	2007	2006

Cash flows from operating activities:
Net earnings	$455.5	$431.7
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	195.7	160.2
Deferred income taxes	(71.9)	(23.9)
Stock compensation expense	31.3	34.5
Income tax savings from employee stock plans	1.0	1.6
Other	3.0	0.9
Changes in operating assets and liabilities -
Inventories	(753.0)	(948.4)
Trade accounts payable	373.4	727.1
Accounts receivable, net	(157.9)	(242.5)
Accrued expenses and other liabilities	2.0	86.6
Other assets	(9.3)	(6.5)
Other non-current liabilities	(1.3)	35.9
Income taxes	321.8	243.0
Net cash provided by operating activities	390.3	500.2

Cash flows from investing activities:
Purchases of short term investments - available for sale	-	(2,340.5)
Proceeds from sale of short term investments - available for sale	-	2,660.4
Additions to property and equipment	(490.4)	(418.2)
Proceeds from sale of assets	5.4	14.0
Business and intangible asset acquisitions, net of cash received	(48.0)	(34.0)
Net proceeds from corporate-owned life insurance policies	1.7	-
Net cash used for investing activities	(531.3)	(118.3)

Cash flows from financing activities:
Net proceeds from short term borrowings	316.5	-
Payments of debt	(28.5)	-
Stock purchases	(78.4)	(433.9)
Proceeds related to employee stock plans	68.4	83.7
Cash dividends paid	(94.2)	(78.2)
Bank overdrafts	-	(213.9)
Other	(2.5)	10.2
Net cash provided by (used for) financing activities	181.3	(632.1)

Changes in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	40.3	(250.2)
Cash and cash equivalents at beginning of year	254.8	919.9
Cash and cash equivalents at end of period	$295.1	$669.7

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